EXHIBIT 10.50

LITTELFUSE, INC. SUPPLEMENTAL RETIREMENT

AND SAVINGS PLAN

(Restated effective January 1, 2017)

PREAMBLE

The Littelfuse, Inc. Supplemental Retirement and Savings Plan (the “Plan”) sets forth the terms and conditions for a nonqualified retirement benefit to be paid by Littelfuse, Inc. (the “Company”) to Participants and for certain base salary amounts to be deferred under the Plan by the Participants.

The purpose of the Plan is to reward each Participant for his/her service and commitment to the Company and to provide an incentive for the Participant to continue his/her service with the Company into the future. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly compensated employees.”

ARTICLE 1
DEFINITIONS

1.1     “Account” means the bookkeeping account, including each Plan Year Subaccount and any subaccounts thereunder, as established for the Participant under this Plan pursuant to Article 4.

1.2     “Beneficiary” or “Beneficiaries” means the person, persons or entity designated to receive a Participant’s Accounts following the Participant’s death, as described in Section 7.1.

1.3     “Board” means the Board of Directors of the Company.

1.4     “Change in Control” means any of the following events:

(a)     Change in Ownership. The acquisition by any individual, entity or group (a “Person”) of ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Company (or to cause a “Change in Effective Control” of the Company as described below). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b)     Change in Effective Control. (i) The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a “Change in Ownership” or “Change in Ownership of a Substantial Portion of the Company’s Assets.” If any one Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership” of the Company as described above).

(c)     Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of a substantial portion of the assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In the event of any conflict between the definition contained in this Section and the definition of “Change in Control” as defined in Code Section 409A, Code Section 409A will govern. No Change in Control will be deemed to have occurred in the event of a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, within the meaning of Treasury Regulations Section 1.409A-3(i)(5)(vii)(B).

1.5     “Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and formal guidance issued thereunder.

1.6     “Committee” means the Company’s Retirement Plan Committee (or if none, the Board).

1.7     “Company Contributions” means amounts the Company contributes or credits, pursuant to Section 3.2, to the Participant’s Accounts under the Plan, including Discretionary Contributions, 60 Point Group Contributions, Discretionary Matching Contributions and Safe Harbor Enhanced Matching Contributions, but not including Deferrals.

1.8     “Company 401(k) Plan” means the Littelfuse, Inc. 401(k) Retirement and Savings Plan, as it may be amended from time to time.

1.9     “Compensation” is based upon the following "Compensation" definitions used under the Company 401(k) Plan, but determined after disregarding any annual limitation prescribed by Code Section 401(a)(17) and including Elective Deferrals made under the Company 401(k) Plan (as defined therein); provided that if Compensation is payable after the last day of the Plan Year, but is Compensation for the Participant’s services during the final payroll period (within the meaning of Code Section 3401(b)) that contains the last day of the Plan Year, the Compensation is treated for purposes of computing Deferrals and Employer Contributions as Compensation for the Plan Year in which the payroll period commenced (this paragraph does not apply to Compensation for services performed over any period other than the final payroll period as described herein, including an annual bonus):

Contribution Type	401(k) Plan "Compensation" Definition
Deferrals Discretionary Matching Safe Harbor Enhanced Matching	Same as used to determine Elective Deferrals”

Discretionary Contribution 60 Point Group Contribution	Same as used to determine Discretionary Nonelective Contributions

1.10     “Deferrals” means elective deferrals that the Participant elects, pursuant to Section 3.1, to have deducted from his/her Compensation and credited to the applicable Plan Year Subaccount under the Plan.

1.11     “Disability” means an impairment of a Participant that has been determined to qualify as a “Disability” under the Company 401(k) Plan.

1.12     “Earnings” means the notional gains and losses credited on the Participant’s Accounts, which are based on the gains and losses of the Investment Fund alternatives selected by the Participant.

1.13     “Effective Date” means the original date the Plan took effect, which was January 1, 2010.

1.14     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor regulations and formal guidance issued thereunder.

1.15     “Investment Funds” means one or more of the investment fund choices made available by the Committee, pursuant to Section 4.2 of the Plan, for purposes of determining Earnings to be credited to the Participant's Account.

1.16     "Participant" means:

(a)     a management employee with a base salary equal to or greater than $200,000 per year, as modified from time to time by the Committee; or

(b)     a management employee employed by Littelfuse Mexico Manufacturing B.V. – Mexican Branch who is a citizen or resident alien of the United States, resides in the United States, and is specifically designated as a Participant by the Chief Legal Officer of the Company, provided, however, such employee shall solely be eligible for the Discretionary Contribution under Section 3.2(a) of this Plan and no other forms of Deferrals or Employer Contributions provided for under the Plan.

1.17     “Payment Date” means the date on which a lump sum payment will be made or the date on which installment payments will commence.

1.18     “Plan Year” means the calendar year.

1.19     “Plan Year Subaccount” means the subaccount established for the Participant pursuant to Article 4 to hold the Participant’s Deferrals and Employer Contributions attributable to a particular Plan Year, adjusted for Earnings.

1.20     “Separation from Service” means a “separation from service” within the meaning of Code Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply:

(a)     Regardless of whether the Participant’s employment has been formally terminated, the Participant will be considered to have a Separation from Service as of the date it is reasonably anticipated by both parties that no further services will be performed by the Participant for the Company or that the level of bona fide services the Participant will perform after such date for the Company will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed for the Company over the immediately preceding thirty-six (36) month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, service as an employee or an independent contractor shall be counted, and during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded. A Participant is presumed to not have incurred a Separation from Service if the Participant’s service level continues at a rate which is 50% or more of the average prior service, using the above test. No presumption applies where the Participant’s service level is more than 20% and less than 50% of the average prior service.

(b)     The Participant will not be considered to have a Separation from Service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. A leave of absence constitutes a bona fide leave of absence for purposes of this definition only if there is a reasonable expectation that the Participant will return to perform services for the Company. Where a leave of absence is due to any medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 6 months, and where the Participant cannot perform his/her duties or the duties of any substantially similar position, in determining when a Separation from Service occurs, the above 6 month period is 29 months unless the Company or the Participant terminate the leave of absence sooner.

(c)     For purposes of determining whether the Participant has a Separation from Service, all services provided for the Company, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Code, will be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that continued service as a non-employee director of the Company or any other such entity will be disregarded in determining whether a Participant has incurred a separated from service due to his/her termination of employment.

(d)     In accordance with and subject to Treasury Regulation Section 1.409A-1(h)(4), if the Company sells its assets to an unrelated party purchaser where the Participants otherwise would incur a Separation from Service and where such Participants will provide services to the purchaser after the sale closing, the Company and the purchaser retain discretion no later than the asset sale closing date to specify in writing whether the Participants will incur a Separation from Service. In making such determination, the Company and the purchaser must treat all affected Participants consistently.

1.21     “Specified Employee” means a Participant who has been determined to be a “specified employee” as of the date of the Participant’s Separation from Service. A Participant will be a “Specified Employee” during each period beginning April 1 and ending the following March 31, if the Participant was a ‘key employee’ at any time during the 12 months ending on the prior December 31 (the identification date). For purposes of this definition, a key employee is described in Code Section 416(i)(1)(A), disregarding paragraph (5) thereof, and using compensation as defined under Treasury Regulation Section 1.415(c)-2(a). In the case of certain corporate transactions (a merger, acquisition, spin-off or initial public offering), or in the case of nonresident alien employees, the Company will apply the Specified Employee provisions of the Plan in accordance with Treasury Regulation Section 1.409A-1(i).

1.22     “Unforeseeable Emergency” means (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or the Participant’s dependent (as defined in Code Section 152, but without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The Company will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulation Section 1.409A-3(i)(3).

1.23     “Unforeseeable Emergency Distribution” means an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.4 if the Participant has suffered an Unforeseeable Emergency. A Participant’s request or failure to request an Unforeseeable Emergency Distribution, or the Company’s acceptance or rejection of such a request, is not treated as an election modification under Section 6.1(c).

ARTICLE 2
PARTICIPATION

An employee who meets the criteria designated by the Committee to be a Participant as outlined in Article 1 will automatically become a Participant on the date such criteria is met and will continue as a Participant until he or she no longer satisfies the criteria for participation or the Committee has acted by written resolution to remove him or her from participation.

ARTICLE 3
DEFERRAL ELECTIONS & COMPANY CONTRIBUTIONS

3.1     Elections to Defer Compensation.

(a)     Annual Election. A Participant may elect to defer Compensation under the Plan for any Plan Year by filing a Deferral election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election will be effective on the first day of the next following Plan Year. Deferral elections must be made each Plan Year and will not automatically carry over.

A Participant may only elect to defer Compensation earned for services rendered after the time his/her election is made. Elections must be of a whole percentage of up to 90% of Compensation for each Plan Year, or such lower amount as to any particular type of Compensation as designated by the Committee on the annual election form. Applicable payroll withholding requirements for Social Security and required income taxes, wage deductions for employee benefit plans, and other legally-authorized wage deductions, as determined in the sole and absolute discretion of the Committee, will be applied to a Participant's Compensation before any Deferrals under this Plan are deducted, and any Deferral amount will not exceed such remaining Compensation amount.

The Participant may revoke or modify a Deferral election for a Plan Year up to the December 31 before the start of such Plan Year. After the beginning of a Plan Year, Deferral elections with respect to Compensation for services performed during such Plan Year are irrevocable, except in the event of an Unforeseeable Emergency.

(b)     New Participant. If an employee first becomes a Participant in the middle of a Plan Year (a “Newly-Eligible Participant”), the Participant must make and deliver a Deferral election for that Plan Year not later than 30 days after the employee first becomes a Participant. For purposes of this Section, an employee first becomes a Participant in the first Plan Year he or she is eligible to elect Deferrals or receive Company Contributions in this Plan or any other plan that is aggregated with this Plan under Treasury Regulation Section 1.409A-6(a)(3), even if the employee has made no election to defer under this Plan or any such plan. If a Participant has been paid all amounts due to him or her under the Plan, and on or before the last payment ceases to be eligible to participate in the Plan, but thereafter becomes eligible again to participate, the employee is treated as a Newly-Eligible Participant. If a Participant ceases to be eligible to participate, other than as to Earnings, regardless of whether the Participant has been fully paid all amounts due to him or her under the Plan, and subsequently becomes eligible to participate, the employee is treated as a Newly-Eligible Participant, provided that the period during which the employee was ineligible was at least twenty-four (24) months.

A Newly-Eligible Participant’s election may apply only to Compensation earned for services rendered after the date the Participant delivers the Deferral election to the Company. For Compensation that is earned for a specified performance period, including an annual bonus, if the Newly-Eligible Participant makes a Deferral election after the performance period commences, the Company will pro rate the election by multiplying the performance period Compensation by the ratio of the number of days left in the performance period at the time of the election, over the total number of days in the entire performance period.

(c)     Suspension for Hardship/Unforeseeable Emergency. A Participant's Deferral elections will be automatically cancelled for six (6) months (or such other length of suspension as is required by the Code following a hardship distribution from a 401(k) plan) following the date the Participant receives a distribution from the Company 401(k) Plan as a result of a hardship, as described in Treasury Regulation Section 1.401(k)-1(d)(3), or an Unforeseeable Emergency Distribution under Section 6.4. Any later election to defer will be subject to the rules governing Deferral elections.

3.2     Company Contributions. The Company will make the following contributions to the Plan, as soon as administratively practicable after the close of each Plan Year:

(a)     Discretionary Contribution - a Company Contribution to the Accounts of each Participant in such amount (including zero) as determined by the Company, in its sole discretion, provided the Participant is employed on the last day of such Plan Year.

(b)     60 Point Group Contribution - a Company Contribution to the Accounts of each Participant who is both a “60 Point Group” participant under the Company 401(k) Plan (as defined therein) and employed on the last day of such Plan Year equal to the remainder of:

(i)     that portion of the Compensation that the Participant would have received as a ‘Nonelective Contribution’ under the Company 401(k) Plan (previously known as either a ‘non-safe harbor nonelective contribution #2’ or a ‘60 Point Group nonelective contribution’) for the Plan Year if such contribution under the Company 401(k) Plan were determined without regard to the annual compensation limit under Code Section 401(a)(17) for such Plan Year, and by including elective deferrals made under the Company 401(k) Plan as Compensation; less

(ii)     the amount of the ‘Nonelective Contribution’ actually made to the Participant under the Company 401(k) Plan for such Plan Year.

(c)    Discretionary Matching Contribution - a matching contribution to the Accounts of each Participant in such amount (including zero) as determined by the Company, in its sole discretion, provided the Participant is employed on the last day of such Plan Year.

(d)     Safe Harbor Enhanced Matching Contribution - a matching contribution to the Accounts of each Participant who is a participant in the Company 401(k) Plan and who earns Compensation during such Plan Year in excess of the annual compensation limit under Code Section 401(a)(17), equal to

(i)	100% of the first 4% of the Participant’s Compensation that is deferred by the Participant to the Company 401(k) Plan or this Plan during such Plan Year, less

(ii)	the amount contributed by the Company as an “ADP Safe Harbor Enhanced Matching Contribution” under the Company 401(k) Plan for such Plan Year.

In all events, the sum of the Matching Contribution under this Plan, if any, and the “ADP Safe Harbor Enhanced Matching Contribution” under the Company 401(k) Plan for a Plan Year shall not exceed 4% of the Participant’s total Compensation for the Plan Year.

ARTICLE 4
INVESTMENTS

4.1     Investment Elections. From time to time, the Participant shall designate, on an election form provided by the Committee, the Investment Funds in which the Participant’s Accounts will be deemed to be invested for purposes of determining the amount of Earnings to be credited to such Accounts. The Participant may specify that all or any percentage of his/her Accounts will be deemed to be invested, in whole percentage increments. A Participant may change his/her investment elections by making a new election, on a written or electronic election form designated by the Committee, and subject to any restrictions imposed by the Investment Fund. Any new election shall take effect as soon as administratively practicable following its receipt by the Company (or its designee).

If a Participant fails to select an Investment Fund for all or a portion of his/her Accounts, the Participant will be deemed to have selected the default Investment Fund designated by the Committee.

During payout, the Participant’s Accounts shall continue to be credited with Earnings based on the Investment Funds selected by the Participant until all amounts have been distributed from the Participant’s Accounts.

4.2     Investment Choices. The Investment Funds that are available for purposes of determining Earnings under this Plan will be the same as those "Investment Funds" made available under the Company 401(k) Plan, unless the Committee designates other or additional commercially-available Investment Funds for the Plan. The Participant’s choice among Investment Funds is solely for purposes of calculating and crediting Earnings on his/her Accounts. The Company has no obligation to set aside or invest amounts as directed by the Participant. If the Company chooses to invest any trust or other assets in a similar manner, the Participant will have no more right to such Investment Funds than any other unsecured general creditor.

4.3     Investment of Accounts. The Committee will establish a Plan Year Subaccount for the benefit of the Participant for each Plan Year, which will be credited with Deferrals and Company Contributions for such Plan Year. Each Plan Year Subaccount will be adjusted to reflect positive or negative Earnings each Valuation Date, determined assuming the amounts credited to his/her Accounts were invested in the Investment Funds selected (or deemed to be selected) by the Participant. The investment election made by a Participant is solely for the purpose of valuing his/her Accounts and does not in any way require the Company, or any trustee of assets designated as available to pay Plan benefits, to make such investments.

4.4     Unfunded. The Company is responsible for the payment of all benefits under the Plan from its general assets. At its discretion, the Company may establish a grantor trust for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s creditors as necessary to avoid the assets from being treated as “substantially vested” and taxable to the Participant under Code Section 83. Benefits paid to the Participant from any such trust or trusts will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

Any such grantor trust and the trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the deferred compensation. The trust may not contain any provision limiting the trust assets to the payment of Plan benefits upon a change in the Company’s financial health, even if the assets remain subject to claims of the Company’s general creditors. For this purpose, the Company, upon a change in the Company’s financial health, may not transfer deferred compensation to the trust. The Company (and any member of a controlled group which includes the Company) during a “restricted period” (as defined under Code Section 409A) also may not transfer deferred compensation to the trust and the trust may not be restricted to payment of Plan benefits, to the extent that such transfer or restriction would violate the at-risk limitation of Code Section 409A(b)(3). Any trust the Company establishes under this Plan shall be further subject to applicable guidance, compliance with which is necessary to avoid the transfer of assets to the trust being treated as a transfer of property under Code Section 83.

4.5     Statement of Accounts. The Committee will provide each Participant with periodic written or electronic statements at least annually setting forth the Participant’s Plan Year Subaccount balances as of the end of the applicable period.

ARTICLE 5
VESTING

The Participant is 100% vested at all times in his/her Account.

ARTICLE 6
DISTRIBUTIONS

6.1     Distribution Elections.

(a)     Initial Election. At the time of making his/her Deferral election with respect to a Plan Year under Article 3 above, the Participant must designate the time of distribution of the applicable Plan Year Subaccount from the following alternatives:

(1)	Within 90 days following Separation from Service,

(2)	At a Specified Time (e.g., January 1, 2030).

The Participant must also elect whether such payment will be made in a single lump sum payment or substantially equal annual installments over a period of up to 5 years.

For Plan Years prior to 2017, Participants could elect to commence distribution upon attainment of either (i) the later of age 65 and 5 Years of Service (as defined in the Company 401(k) Plan) or (ii) age 59½. Any such election made (or deemed to be made) by a Participant with respect to deferrals of Compensation and Company Contributions for the 2016 and earlier Plan Years will remain in effect for each such Plan Year Subaccount subject to any Participant-elected modifications as provided in paragraph (d) below.

Any Plan Year Subaccount may be distributed earlier and in a different form than elected by the Participant upon a mandatory payment event as described in paragraph (c) below.

(b)     Default Election. In the event the Participant fails to timely make an election (or no valid election is in place and accepted by the Company) as to the time or method of distribution of a Plan Year Subaccount, he or she will be deemed to have elected a single cash lump sum within 90 days following Separation from Service (for Plan Year Subaccounts 2016 and earlier, the default election is a single cash lump sum on the date that is 13 months following his/her Separation from Service). Any such deemed election is subject to earlier payout upon a mandatory payment event as described in paragraph (c) below.

(c)     Mandatory Payment Events. In all events, a Participant’s Accounts shall be distributed upon the earlier of the Participant’s death, a Change in Control, or the 90th day following the 10th anniversary of the Participant’s Separation from Service, as described below:

(i)     Death Benefits. If the Participant dies prior to commencement of benefits payable from a Plan Year Subaccount, the Company will pay the Plan Year Subaccount to the Participant’s Beneficiary in a single cash lump sum within 90 days following the death. If the Participant dies after commencement of benefits payable from a Plan Year Subaccount, benefits from such Plan Year Subaccount will continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died (subject to the other mandatory payment events described in this paragraph (c)).

(ii)     Change in Control. In the event of a Change in Control, all amounts credited to any Plan Year Subaccount will be paid in a single cash lump sum within 90 days following such Change in Control without regard to whether other distribution elections have been made or distributions have commenced, or whether the Plan is adopted by the surviving entity; provided, however, the Committee may delay payment to a Participant related to a Change in Control under circumstances described in Treasury Regulation Section 1.409A-3(i)(5)(iv).

(iii)     10th Anniversary of Separation from Service. Any portion of a Participant's Accounts that have not been distributed on or before the 10th anniversary of the Participant's Separation from Service (including due to death) will be distributed in a single lump sum payment within 90 days following such anniversary.

(d)     Modification of Election. A Participant may only change his/her distribution election (or deemed election) with respect to any Plan Year Subaccount after the beginning of the applicable Plan Year if all of the following requirements are met:

(i)     the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(ii)     the new election delays payment for at least five (5) years from the original Payment Date; and

(iii)     in the case of payments made according to a distribution scheduled for a Specified Time, the new election is made not less than twelve (12) months before the original Payment Date.

In applying the above limitations, installment payments are treated as a single payment made on the Payment Date. Only one (1) modification is permitted as to any one Plan Year Subaccount. Modifications made pursuant to this Section must comply with any rules established by the Committee, and with all requirements of Code Section 409A. A modification election will not take effect unless accepted and approved by the Committee (or its designee).

In all events, a Participant may not accelerate the date a distribution is made, except for Unforeseeable Emergency Distributions or other circumstances listed in Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv) and approved by the Committee in writing, in its sole discretion and without any Participant discretion or election.

6.2     Distribution Timing. Each Plan Year Subaccount shall be paid to the Participant in cash as elected (or deemed to be elected) by the Participant pursuant to Section 6.1, subject to any delay for Specified Employees as described in Section 6.3 below.

6.3     Delay for Specified Employees. Notwithstanding anything to the contrary in the Plan, the Plan may not make any payment based on a Participant’s Separation from Service, if such Participant on the date of Separation from Service is a Specified Employee, earlier than 6 months following the Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section. Any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period will be accumulated and payment delayed until the first day of the seventh month that is after the 6 month period. This Section does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treasury Regulation Section 1.409A-3(i)(2)(i).

6.4     Unforeseeable Emergency Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered an Unforeseeable Emergency, the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of the Participant's Accounts under the Plan in the amount reasonably necessary to alleviate such Unforeseeable Emergency, subject to the following conditions:

(a)     The request to take an Unforeseeable Emergency Distribution must be made on a written or electronic form designated by the Committee and filed with the Committee (or its designee). The payment will be processed within ninety (90) days following the Committee’s acceptance of the Participant’s request (provided that the Participant has no discretion over the taxable year of payment) and will be taken, pro rata, from all Plan Year Subaccounts of the Participant.

(b)     The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe Unforeseeable Emergency), or by the cancellation of a Deferral election under Section 3.1. Amounts available as a hardship distribution or a loan from the Company 401(k) Plan or as an unforeseeable emergency distribution from another nonqualified plan may be disregarded in determining “necessity”.

6.5     Possible Delays to Comply with Applicable Laws. A payment (whether a lump sum or an installment payment) may be delayed where the Company reasonably anticipates that (a) if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that such delay complies with and the payment is made in accordance with Treasury Regulation Section 1.409A-1(b)(7)(i); (b) the making of the payment will violate Federal securities laws or other applicable law, provided that such delay complies with Treasury Regulation Section 1.409A-2(b)(7)(ii) and the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; or (c) such delay is required to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4344.

ARTICLE 7
PAYEE DESIGNATIONS AND LIMITATIONS

7.1     Beneficiaries. Each Participant has the right, at any time, to designate any person or persons (both primary and contingent) who will receive payment of any Plan Year Subaccount in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to the Committee (or its designee) during the Participant’s lifetime in the written or electronic format designated by the Committee. If a Participant fails to designate a Beneficiary for any Plan Year Subaccount as provided above, or if every person designated as Beneficiary with respect to a Plan Year Subaccount predeceases the Participant or dies prior to complete distribution of such Plan Year Subaccount, then the Plan Year Subaccount will be paid to the following (in this order):

(a)	the Participant’s spouse, or if none, then

(b)	the Participant’s then living lineal descendants, by right of representation, or if none, then

(c)	the Participant’s estate.

7.2     Payments to Minors/Incompetents. If a Beneficiary is a minor or otherwise is a person whom the Company reasonably determines to be legally incompetent, the Company may cause the Plan or any related trust to pay the Participant’s Accounts to a guardian, trustee or other proper legal representative of the Beneficiary. The Plan’s or any related trust’s payment of the deceased Participant’s Accounts to the Beneficiary, or proper legal representative of the Beneficiary, completely discharges the Company, the Plan and any related trust of all further obligations under the Plan.

7.3     Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following a scheduled Payment Date, the amount allocated to the applicable Plan Year Subaccount shall be forfeited. If, after such forfeiture but before termination of the Plan, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without Earnings.

ARTICLE 8
ADMINISTRATION & CLAIMS PROCEDURE

8.1     Committee. The Plan is administered by a Committee appointed by the Compensation Committee of the Board (or if none, the Board), which has the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Investment Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising under the Plan (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses to the extent resulting from the bad faith, willful misconduct, or criminal acts of such persons.

8.2     Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial ninety (90) day period. If an extension of time is necessary, the Committee will send the claimant a written notice prior to the expiration of the initial ninety (90) day period. The extension notice will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision as to the benefit determination. The claim may be deemed by the claimant to have been denied for purposes of further review described below if the Committee does not furnish a decision to the claimant within such ninety (90) day period (or 180-day period if extended).

If additional information is necessary to make a determination on a claim, the Committee will advise the claimant of the need for such additional information within forty-five (45) days after the date of the claim. The claimant has up to one hundred eighty (180) days to supplement the claim information, and the Committee will advise the claimant of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.

If a claim for benefits is denied, the Committee will provide the claimant a written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) a description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim, including an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.3     Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant (or his/her authorized representative) may file a written request with the Committee for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant, unless special circumstances (such as the need to hold a hearing) require a longer period of time, in which case the Committee will render a decision as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review will be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and will include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.4     Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims and appeal procedures described in 8.1 and 8.2 above must be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration must be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute under the Plan and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

8.5     Disputed Payments. In the event of a dispute between the Company and a Participant as to whether deferred compensation is payable to the Participant under the Plan, or as to the amount thereof, or any other failure to pay, payment is treated as paid on the designated payment date if such payment is made in accordance with Treasury Regulation Section 1.409A-3(g).

ARTICLE 9
MISCELLANEOUS

9.1     Amendment or Termination. The Company may, at any time, amend or terminate the Plan, except that unless required by law, no such amendment or termination may reduce the balances of a Participant’s Accounts If the Company terminates the Plan, no further amounts shall be deferred under the Plan and all Accounts will be paid in accordance with the provisions of the Plan. Notwithstanding the foregoing, to the extent permitted under Code Section 409A, the Company may, in its complete and sole discretion, accelerate distributions under the Plan pursuant to a termination and liquidation of the Plan as specifically authorized under Treasury Regulation Section 1.409A-3(j)(4)(ix).

9.2     Unsecured General Creditor. The benefits paid under the Plan are paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors are no more than unsecured general creditors of the Company with no special or priority right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

9.3     No Assignment. The Company will pay all amounts payable under the Plan only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts may be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts is subject to any right of offset against, or reduction for, any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

9.4     Withholding. Each Participant must make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements that apply to the Participant’s Accounts. All taxes required to be withheld by the Company with respect to any payment or the Participant’s Accounts shall be deducted from such payment or any other Compensation payable by the Company or its affiliates to the Participant (or Beneficiary).

9.5     Protective Provisions. Each Participant must cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits under the Plan, taking such physical examinations relating to a Disability determination as the Committee may deem necessary, and taking such other actions as may be requested by the Committee. If a Participant refuses to so cooperate, the Company will have no further obligation to the Participant under the Plan.

9.6     Errors. In the event an error is made in an account statement, such error will be promptly corrected on the statements following the date such error is discovered by the Committee. In the event of an error in deferrals or distributions, the error will be promptly corrected upon discovery by the Committee, consistent with and as permitted by any correction procedures established under Code Section 409A. In the event of an error in a distribution, the over or under payment will be promptly corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company or its affiliates (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.7     Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company or its affiliates.

9.8     Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Except where the Plan or applicable law require uniformity in order to comply with Code Section 409A, the Company need not provide the same Plan benefits or apply the same Plan terms and conditions to all Participants, even as to Participants who are of similar pay, title and other status with the Company.

9.9     Notice. Any notice or filing required or permitted to be given under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, directed to the attention of the Committee at the principal office of the Company, or to the last known address of the Participant indicated on the records of the Company. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company and notices to Participants who are active employees of the Company may be permitted by electronic communication according to specifications established by the Committee and communicated to Participants from time to time.

9.10     Construction. Headings and subheadings are inserted for convenience of reference only and are not to be considered in the construction of the provisions of the Plan. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.11     Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of the Company has approved this restatement of the Plan as of the Effective Date and has authorized the undersigned to execute this document on this 30th day of September, 2016.

Littelfuse, Inc.

By	/s/ Ryan K. Stafford

Ryan K. Stafford, Executive Vice President/Chief Legal and Human Resources Officer